ENDORSEMENT FOR SECTION 457 PLANS

The Contract to which this Endorsement is attached is hereby modified as set forth below so that it may be used under the Plan. This Endorsement is attached to and made part of the Contract as of the Contract Date or, if later, the date shown below.

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DEFINITIONS
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ANNUITANT

An employee or independent contractor ("Contractor") who performs services for the Employer and is entitled to benefit payments under the Plan.

CODE

The Internal Revenue Code of 1986, as amended.

COMPANY

Security Benefit Life Insurance Company, 700 Harrison Street, Topeka, Kansas 66636-0001.

EMPLOYER

The Governmental or Tax-Exempt Employer which has established the Plan.

GOVERNMENTAL EMPLOYER

("Govt.   Employer")  A  state,   a  political   subdivision,   an  agency,   or
instrumentality of a State or a political subdivision thereof.

OWNER

The entity that has purchased the Contract. The Owner shall control the Contract and may exercise all contractual rights hereunder. The Owner shall be either the Employer or the trustee of a trust which holds the assets of the Plan.

PLAN

A deferred compensation plan established by the Employer which meets the requirements of Code Section 457(b) for which the Contract has been purchased.

REQUIRED BEGINNING DATE

The date when benefit payments to an Annuitant are required to commence under the Plan. This date will be the April 1st following:

  (a) the calendar year in which the Annuitant attains age 70 1/2; or (if permitted by the Plan),

  (b) the later of (a) above or the calendar year in which the Annuitant separates from service with the Employer.

TAX-EXEMPT EMPLOYER

A tax-exempt organization (other than a "church" or "qualified church-controlled organization" described in Code Section 3121(w)(3)).

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SECTION 457 PLAN PROVISIONS
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PARTICIPATION

Only individuals who perform services for the Employer, either as an employee or as a Contractor, may participate in the Plan.

Premiums applied to the Contract may not exceed the maximum deferral amount permitted under Code Sections 457(b)(2) and (3) or 457(c).

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SECTION 457 PLAN PROVISIONS (continued)
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PARTICIPATION (continued)

Premiums paid under a salary reduction agreement may be applied to this Contract for any calendar month only if an agreement providing for such salary reduction was entered into before the beginning of such month. However, with respect to a new employee or Contractor, premiums may be paid for the calendar month during which the individual first performs services for the Employer if a salary reduction agreement is entered into on or before the first day performance of the service begins.

DISTRIBUTIONS

Unless the Plan permits in-service distributions as set forth in Code Section 457(e)(9), distributions shall not be made under the Contract earlier than:

  (i)  the calendar year in which the Annuitant attains age 70 1/2;

  (ii) when the Annuitant is separated from service with the Employer; or

  (iii)when the Annuitant is faced with an "unforeseeable emergency" (within the meaning of Treasury Regulation Section 1.457-2(h).

Distributions from this Contract must comply with the minimum distribution rules of Code Section 401(a)(9), which include the incidental death benefit rule of
Section 401(a)(9)(G). The entire interest under the Contract must be distributed as follows:

  (a)  not later than the Required Beginning Date; or

  (b) commencing not later than the Required Beginning Date over the life of the Annuitant or the lives of the Annuitant and the Beneficiary (or over a period not extending beyond the life expectancy of the Annuitant or the joint life expectancy of the Annuitant and the Beneficiary).

If the Annuitant dies before distribution of his or interest in the Contract has begun as described in paragraph (b) above, the Annuitant's entire interest must be distributed by December 31 of the calendar year which contains the 5th anniversary of the Owner's death, unless: (i) such interest is distributed to a Beneficiary over his or her life (or over a period not extending beyond his or her life expectancy); and (ii) such distributions begin by December 31 of the calendar year following the year in which the Owner died. If the Beneficiary is the Annuitant's surviving spouse, the date on which distributions are required to begin shall not be earlier than the date on which the Annuitant would have attained age 70 1/2. However, in all cases where the Annuitant dies before distribution of his or her interest begins, the entire interest must be paid over a period not to exceed 15 years (or the life expectancy of the surviving spouse if he or she is the Beneficiary).

If the Annuitant dies after distribution of his or her interest in the Contract has begun as set forth in paragraph (b), above, but before the entire interest has been distributed, the remaining interest will be distributed at least as rapidly as under the method of distribution being used prior to the Annuitant's death.

All distributions must comply with a method offered by the Company under the Contract.

Distributions from the Contract payable over a period of more than one year shall be made in substantially nonincreasing amounts. Such amounts must be paid at least annually.

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SPECIAL RULES
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NON-TRUSTEED GOVERNMENTAL PLANS

If the Plan was established by a Govt. Employer and no trust has been established to hold the assets of the Plan; then

(1) the Contract shall not be transferred, sold, assigned or pledged as collateral for a loan by the Govt. Employer; and;

(2) no amounts may be paid under the Contract for any purpose other than for the exclusive benefit of the employees and Contractors covered under the Plan and their beneficiaries prior to satisfaction of all liabilities under the Plan with respect to such employees and Contractors and their beneficiaries.

TRUSTEED GOVERNMENTAL PLANS

If the Plan was established by a Govt. Employer which establishes a trust to hold the assets of the Plan and the Trustee is the Owner of the Contract, the Contract shall be held by the trustee under the terms of the trust.

TAX-EXEMPT EMPLOYER PLANS

If  the  Plan  was  established  by  a  Tax-Exempt  Employer,   all  amounts  of
compensation deferred under the Plan, all property and rights purchased with such amounts and all income thereon shall:

(1)  remain (until made available to the Annuitant or other Beneficiary)  solely
     the  property  and  rights  of  the  Tax-Exempt   Employer  (without  being
     restricted to the provision of benefits under the Plan); and

(2) will be subject only to the claims of the Tax-Exempt Employer's general creditors.

The Company reserves the right to amend this endorsement to comply with future changes in the Code and any regulations or rulings issued thereunder. The Company shall provide the Owner with a copy of any such amendment

                                        SECURITY BENEFIT LIFE INSURANCE COMPANY

                                                  ROGER K. VIOLA
                                                     Secretary

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   Endorsement Effective Date
  (If Other Than Contract Date)

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